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                                                                    EXHIBIT 23.3

CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS




NetSol International, Inc. and Subsidiaries
  (formerly Mirage Holdings, Inc.)
Calabasas, California


We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 (333-5954) and Form S-8 (333- 60534) of NetSol International, Inc. and to the incorporation by reference therein of our reports dated 22 September 2000 for NetSol (UK) Limited, Network Solutions Group Limited, Network Solutions Limited and Network Solutions (Northern) Limited for the periods ended 31 January 2000 and 30 June 2000 with respect to their inclusion in the consolidated financial statements of NetSol International, Inc. included in its Annual Report on Form 10-KSB for the year ended 30 June 2001.



/s/ Mazars Neville Russell
Chartered Accountants and Registered Auditors
Milton Keynes, England
October 15, 2001